Exhibit 4.1

Employee Incentive Option Plan

Avita Medical Limited

ACN 058 466 523

Table of Contents

1.	The plan	1

2.	Eligibility	1

3.	Participation	1

3.1	Invitation to participate	1
3.2	Application form	1
3.3	Nominee	2
3.4	Participant bound by application form, rules and constitution	2

4.	Grant of options	2

4.1	Grant of options	2
4.2	Nominal payment for options	2
4.3	Options non-transferable	2
4.4	Quotation of Options	2
4.5	Option certificate	2

5.	Exercise of Options	3

5.1	Manner of exercise of Options	3
5.2	Vesting	3
5.3	Vesting conditions	3
5.4	Lapse of an Option	4
5.5	Issue or transfer of shares on exercise	4
5.6	Shares rank equally	4
5.7	Financial assistance	5
5.8	Withholding	5
5.9	Plan Limit	5
5.10	Sale Restrictions	5

6.	Changes in circumstances	6

6.1	Reconstruction	6
6.2	Participation in new issues	6

7.	Amendment	6

8.	Powers of the Board	6

8.1	Powers of the Board	6
8.2	Indemnification	7
8.3	Termination or suspension of Plan	7
8.4	Resolution to terminate, suspend, supplement or amend	7

9.	Powers of the administrator	7

9.1	Appointment of administrator	7
9.2	Role of administrator	7

10.	Contracts of employment and other employment rights	7

10.1	Discretion of board	7
10.2	No right to grant of options	7
10.3	Calculation of employee benefits	7
10.4	No right to future employment etc.	8
10.5	Acknowledgment by Participant	8

i

10.6	Establishment of a Trust	8

11.	Connection with other plans	8

12.	Notices	8

13.	General	8

14.	Plan costs	8

14.1	Plan Costs	8
14.2	Reimbursement	8

15.	Overseas eligible employees	9

16.	Governing law	9

17.	Definitions and interpretation	9

17.1	Definitions	9
17.2	Interpretation	11

ii

Avita Medical Limited—Employee Incentive Option Plan

1.	The plan

The purpose of the Plan is to provide Eligible Employees with an incentive to remain with the Group and to improve the longer-term performance of the Company and its return to shareholders. It is intended that the Plan will enable the Group to retain and attract skilled and experienced employees and provide them with the motivation to make the Group more successful.

2.	Eligibility

The Board may determine at any time that any Eligible Employee is not entitled to participate in the Plan if the Eligible Employee’s participation would be unlawful.

3.	Participation

3.1	Invitation to participate

Subject to these rules, the Board at its sole discretion may invite any Eligible Employee selected by it to complete an Application Form relating to a specified number of Options allocated to that Eligible Employee by the Board upon the terms set out in this Plan and upon such additional terms and conditions as the Board determines.

For the purpose of clarity, these rules are also to apply to all Options granted by the Company to employees prior to the date of adoption of these rules. An Option may be made subject to vesting conditions as determined by the Board in its discretion and as specified in the offer for the Option.

3.2	Application form

The Board must give to each Eligible Employee selected under rule 3.1 above, an Application Form together with an offer letter which sets out the following information relating to the Options proposed to be allocated to the Eligible Employee:

(a)	the date of grant or intended date of grant;

(b)	the total number of Options to be granted;

(c)	the Exercise Period;

(d)	the Exercise Price or the method of determining the Exercise Price;

(e)	the Vesting Conditions attaching to the Options (if any);

(f)	the Disposal Restrictions attaching to any Shares issued on exercise (if any);

(g)	the Forfeiture Conditions attaching to the Options (if any);

(h)	any other terms and conditions relating to the grant which, in the opinion of the Board, are fair and reasonable but not inconsistent with these rules (Special Conditions);

(i)	in respect of the initial grant made to an Eligible Employee, a summary, or a copy of these rules; and

(j)	any other information or documents required to be notified to the Eligible Employee by the Corporations Act or the Listing Rules.

As a condition of being offered the Options the Board may also require the Eligible Employee to enter a Share Option Agreement, subject to conditions as required by the Board.

3.3	Nominee

Eligible Employees may nominate for their Options to be granted to a nominee (provided that the disclosure relief in section 708(12) of the Corporations Act would extend to that nominee). However, the Board reserves the absolute discretion to refuse to issue the Options to the proposed nominee.

3.4	Participant bound by application form, rules and constitution

By completing and returning the Application Form, a Participant agrees (and if an election has been made by an Eligible Employee under rule 3.3 above, the Eligible Employee’s nominee agrees) to be bound by the terms of the Application Form, these rules, the Share Option Agreement (if any) and the Constitution.

4.	Grant of options

4.1	Grant of options

The Board may only grant Options to a Participant following receipt of a duly signed and completed Application Form and Share Option Agreement (if any) from the Participant.

4.2	Nominal payment for options

Unless the Options are quoted on the ASX, Options issued under the Option Plan will be issued for no more than nominal cash consideration.

4.3	Options non-transferable

An Option granted under the Plan is not capable of being transferred or encumbered by a Participant, unless the Board determines otherwise and at all times subject to the requirements of the Corporations Act and the ASX Listing Rules.

4.4	Quotation of Options

The Company has no obligation to apply for quotation of the Options on the ASX.

4.5	Option certificate

The Company must issue a Certificate to a Participant in respect of the Options granted to that Participant. The Company must comply with the provisions of the Constitution, the Share Option Agreement (if any), the Listing Rules and the Corporations Act relating to the issue of the Certificate.

5.	Exercise of Options

5.1	Manner of exercise of Options

The exercise of any Option granted under the Plan may only be effected in such form and manner as the Board may prescribe, which may include the automatic exercise of Options.

5.2	Vesting

The Board may in its absolute discretion (except in respect of a Control Event occurring where the Board has determined that Vesting Conditions are deemed to be automatically waived) by written notice to a Participant (or, where a Participant is a person nominated by an Eligible Employee, the executive or director who nominated the Participant) (collectively Relevant Person), resolve to waive any of the Vesting Conditions applying to Options due to:

(a)	Special Circumstances arising in relation to a Relevant Person in respect of those Performance Rights, being:

(i)	a Relevant Person ceasing to be an Eligible Employee due to:

(A)	death or total or permanent disability of a Relevant Person; or

(B)	retirement or redundancy of a Relevant Person;

(ii)	a Relevant Person suffering severe financial hardship;

(iii)	any other circumstance (if any) stated to constitute “Special Conditions” in the terms of the relevant Offer made to and accepted by the Participant; or

(iv)

any other circumstances determined by the Board at any time (whether before or after the Offer) and notified to the relevant Participant which circumstances may relate to the Participant, a class of Participant, including the Participant or particular circumstances or class of circumstances applying to the Participant; or

(b)	a Control Event occurring; or

(c)	the Company passing a resolution for voluntary winding up, or an order is made for the compulsory winding up of the Company.

5.3	Vesting conditions

Subject to rules 5.2 and 5.4, an Option granted under the Plan may only be exercised:

(a)	if all the Vesting Conditions have been met and /or waived by the Board;

(b)	if the Exercise Price has been paid to the Company or as the Company may direct; and

(c)	within the Exercise Period relating to the Option.

An Option granted under the Plan may not be exercised once it has lapsed.

5.4	Lapse of an Option

An Option will lapse upon the earlier to occur of:

(a)	an unauthorised dealing in the Option;

(b)

a Vesting Condition in relation to the Option is not satisfied by its due date, or becomes incapable of satisfaction, unless the Board exercises its discretion to waive the Vesting Conditions and vest the Option in the circumstances set out in rule 5.2 or the Board resolves, in its absolute discretion, to allow the unvested Options to remain unvested after the Relevant Person ceases to be an Eligible Employee;

(c)

in respect of unvested Option only, a Relevant Person ceases to be an Eligible Employee, unless the Board exercises its discretion to vest the Option in the circumstances set out in rule 5.2 or the Board resolves, in its absolute discretion, to allow the unvested Options to remain unvested after the Relevant Person ceases to be an Eligible Employee;

(d)

in respect of vested Options only, a Relevant Person ceases to be an Eligible Employee and the Option granted in respect of that person is not exercised within one (1) month (or such later date as the Board determines) of the date that person ceases to be an Eligible Employee;

(e)	the Board deems that an Option lapses due to fraud, dishonesty or other improper behaviour of the Relevant Person;

(f)	the Company undergoes a Control Event or a winding up resolution or order is made and the Board does not exercise its discretion to vest the Option;

(g)	on liquidation of the Company;

(h)	on the occurrence of a Forfeiture Condition relating to that Option, unless the Board determines otherwise; or

(i)	the expiry date of the Option.

5.5	Issue or transfer of shares on exercise

Following exercise of an Option by a Participant, the Company must, within such time as the Board determines, allot and issue or procure the transfer to the Participant of the number of Shares in respect of which the Option has been exercised, credited as fully paid.

5.6	Shares rank equally

Subject to the satisfaction of any applicable Disposal Restrictions, Shares allotted and issued under the Plan must rank equally in all respects with all other Shares from the date of allotment and issue, including:

(a)	voting rights; and

(b)	entitlements to participate in:

(i)	distributions and dividends; and

(ii)	future rights issues and bonus issues,

where the record date for determining entitlements falls on or after the date of allotment and issue.

5.7	Financial assistance

The Company may, but is not obliged to, financially assist a person to pay any Exercise Price for an Option, subject to compliance with the provisions of the Corporations Act and the Listing Rules, including in relation to financial assistance.

5.8	Withholding

(a)

If the Company or any member of the Group has an obligation in relation to a tax liability associated with the grant or vesting of any Option (Tax Liability), then the Company may sell a sufficient number of Shares, post vesting or exercise of the Option, to cover the Tax Liability.

(b)	A Participant may enter into alternative arrangements, if acceptable to the Board, to settle any Tax Liability.

5.9	Plan Limit

The Company must, at the time of inviting an Eligible Employee to participate in the Plan, have reasonable grounds to believe that the Shares that have been or may be issued as a result of the exercise of Options offered in reliance on the Class Order will not exceed 5% of the total number of Shares on issue, including:

(a)	Shares that may be issued under the invitation or offer to participate; and

(b)	Shares issued or that may be issued as a result of invitations or offers to participants made at any time during the previous 3 year period under:

(i)	an employee incentive scheme or like scheme of the Company where offers were made in reliance on the Class Order or an individual instrument made by ASIC in terms similar to that class order; or

(ii)

an employee incentive scheme or employee share scheme of the Company where the offers were covered under ASIC Class Order CO 03/184 or an individual instrument made by ASIC in terms similar to that class order.

5.10	Sale Restrictions

The Board may, in its discretion, determine at any time up until exercise of Options, that a restriction period will apply to some or all of the Shares issued to an Eligible Participant (or their eligible nominee) on exercise of those Options up to a maximum of seven (7) years from the grant date of the Options. In addition, the Board may, in its sole discretion, having regard to the circumstances at the time, waive any such restriction period determined.

6.	Changes in circumstances

6.1	Reconstruction

In the event of any reconstruction (including consolidation, subdivision, reduction, capital return, buy back, cancellation of the share capital of the Company or the establishment or inclusion of a holding company of the Company as part of the Group), the number of Options to which each Participant is entitled and/or the Exercise Price of those Options must be reconstructed in accordance with the Listing Rules. Where a new holding company forms part of the reconstructed Group, unless the Board determines otherwise, upon the exercise of the Options the holder of the Options will be issued securities in the new holding company rather than the Company. Options must be reconstructed in a manner which will not result in any additional benefits being conferred on Participants which are not conferred on other shareholders of the Company. All rights of a holder of an Option are to be changed in a manner consistent with the Corporations Act and the ASX Listing Rules at the time of the reorganisation. Unless specified in the offer of the Options and subject to compliance with the ASX Listing Rules, an Option does not confer the right to a change in exercise price or in the number of underlying Shares over which the Option can be exercised.

6.2	Participation in new issues

Subject to the Listing Rules, a Participant is only entitled to participate (in respect of Options granted under the Plan) in a new issue of Shares to existing shareholders generally if the Participant has validly exercised his or her Options within the relevant Exercise Period and become a Shareholder prior to the relevant record date, and is then only entitled to participate in relation to Shares of which the Participant is the registered holder. There are no participating rights or entitlements inherent in the Options and holders will not be entitled to participate in new issues of capital offered to Shareholders during the currency of the Options unless and to the extent the Options are exercised before the relevant record date for the applicable new issue.

7.	Amendment

Subject to the Listing Rules, these rules may be amended or supplemented by resolution of the Board. Unless the resolution of the Board expressly states otherwise, any amendment or supplement to these rules will not apply to any Options granted under these rules prior to the amendment and which have not yet been exercised.

8.	Powers of the Board

8.1	Powers of the Board

The Plan will be managed by the Board, which will have power to:

(a)	determine appropriate procedures for the administration of the Plan consistent with these rules;

(b)	resolve conclusively all questions of fact or interpretation arising in connection with the Plan;

(c)	determine matters falling for determination under these rules in its discretion having regard to the interests of and for the benefit of the Company;

(d)	exercise the discretions conferred on it by these rules or which may otherwise be required in relation to the Plan; and

(e)	delegate to any one or more persons (for such period and on such conditions as it may determine) the exercise of any of its powers or discretions arising under the Plan.

8.2	Indemnification

The Company must indemnify, and keep indemnified, to the full extent permitted by law, each person who is or has been a director or alternate director of the Company against all proceedings, actions, claims, demands, losses, liabilities, damages, costs and expenses which may be made, brought against, suffered or incurred by the person arising directly or indirectly out of or in connection with the administration of the Plan.

8.3	Termination or suspension of Plan

The Board may terminate or suspend the operation of the Plan at any time.

8.4	Resolution to terminate, suspend, supplement or amend

In passing a resolution to terminate or suspend the operation of the Plan or to supplement or amend these rules, the Board must consider and endeavour to ensure that there is fair and equitable treatment of all Participants.

9.	Powers of the administrator

9.1	Appointment of administrator

The Board may appoint an Administrator and may determine the terms and conditions of the Administrator’s appointment. The Board may remove the Administrator.

9.2	Role of administrator

The Administrator must administer the Plan in accordance with these rules and any procedures determined by the Board and agreed to as between the Board and the Administrator.

10.	Contracts of employment and other employment rights

10.1	Discretion of board

It is a condition of these rules that the Plan may be terminated at any time at the discretion of the Board and that no compensation under any employment contract will arise as a result.

10.2	No right to grant of options

Participation in the Plan as an Eligible Employee does not confer on any Eligible Employee any right to a grant of Options.

10.3	Calculation of employee benefits

The value of the Options do not increase a Participant’s income for the purpose of calculating any employee benefits.

10.4	No right to future employment etc.

Participation in the Plan does not confer on any Participant any right to future employment and does not affect any rights which the Company may have to terminate the employment of any Participant.

10.5	Acknowledgment by Participant

It is acknowledged and accepted by each Participant that the terms of the Plan do not form part of the terms and conditions of the Participant’s employment contract, nor do the terms of the Plan constitute a contract or arrangement (including any related condition or collateral arrangement) in relation to the Participant’s employment contract.

10.6	Establishment of a Trust

The Board may, at any time, establish a trust for the sole purpose of acquiring and holding Shares in respect of which a Participant may exercise, or has exercised, vested Options, including for the purpose of enforcing the disposal restrictions and appoint a trustee to act as trustee of the trust. The trustee will hold the Shares as trustee for and on behalf of a Participant as beneficial owner upon the terms of the trust. The Board may at any time amend all or any of the provisions of the Plan to effect the establishment of such a trust and the appointment of such a trustee.

11.	Connection with other plans

Unless the Board otherwise determines, participation in the Plan does not affect, and is not affected by, participation in any other incentive or other plan operated by the Company unless the terms of that other plan provide otherwise.

12.	Notices

Any notice or direction given under these rules is validly given if it is handed to the person concerned or sent by ordinary prepaid post to the person’s last known address or given in any reasonable manner which the Board from time to time determines.

13.	General

Notwithstanding any rule, Shares may not be allotted and issued, acquired, transferred or otherwise dealt with under the Plan if to do so would contravene the Corporations Act, the Listing Rules, or any other applicable laws.

14.	Plan costs

14.1	Plan Costs

Unless otherwise determined by the Board, the Company must pay all costs, charges and expenses relating to the establishment and operation of the Plan, including all costs incurred in or associated with an allotment, issue or acquisition of Shares for the purposes of enabling Participants to exercise Options granted to them under the Plan.

14.2	Reimbursement

The Company and any Associated Body Corporate of the Company may provide money to the trustee of any trust or any other person to enable them to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by the Corporations Act. In addition, the Company may require any Associated Body Corporate to enter into any other agreement or arrangement as it considers necessary to oblige that Associated Body Corporate to reimburse the Company for any amounts paid by the Company in connection with this Plan, directly or indirectly, in relation to any employee or director of that Associated Body Corporate.

15.	Overseas eligible employees

The Company at the Board’s discretion may:

(a)	grant options to Eligible Employees and Participants who are resident outside of Australia; and

(b)	make regulations for the operation of the Plan which are not inconsistent with these rules to apply to Eligible Employees and Participants who are resident outside of Australia.

16.	Governing law

The laws of Victoria govern these rules.

17.	Definitions and interpretation

17.1	Definitions

In this document, unless the context requires otherwise:

Accounting Standards means the Australian Accounting Standards from time to time and if and to the extent that any matter is not covered by the Australian Accounting Standards means generally accepted accounting principles applied from time to time in Australia for a business similar to the Business.

Administrator means the person (if any) selected by the Board to carry out the day to day administration of the Plan as contemplated by rule 9.1.

Application Form means the form that the Board determines is to be used by an Eligible Employee to apply for Options under the Plan.

Associated Body Corporate of the Company means each:

(a)	related body corporate of the Company, within the meaning of section 50 of the Corporations Act;

(b)	body corporate that has voting power in the Company of not less than 20%; or

(c)	body corporate in which the Company has voting power of not less than 20%,

where “voting power” has the meaning in section 610 of the Corporations Act.

ASIC means Australia Securities and Investments Commission.

ASX means ASX Limited (ACN 008 624 691) or the Australian Securities Exchange as the context requires.

Board means the board of directors of the Company or a committee appointed by the board of directors of the Company.

Certificate means, in relation to a Participant, the certificate or statement (in a form approved by the Board) issued to the Participant which discloses the number of Options entered in the register of Option holders in the name of the Participant.

Class Order means ASIC Class Order CO 14/1000.

Company means Avita Medical Limited ACN 058 466 523.

Constitution means the constitution of the Company.

Control of an entity means having the right:

(a)	to vote more than 50% of the votes that can be cast on the election or removal of the entity’s directors;

(b)	to appoint or remove directors who possess more than 50% of the votes exercisable by all directors of the entity; or

(c)	more than 50% of the profits or distributions of the entity or of its net liquidation proceeds.

For this definition, if the entity does not have a board of directors, ‘director’ means a member of the entity’s governing body with a role similar to a board of directors.

Control Event means any of the following:

(a)	any event that occurs which causes a change in Control of the Company; or

(b)	any other event which the Board reasonably considers should be regarded as a Control Event; and

Corporations Act means Corporations Act 2001 (Cth).

Disposal Restrictions means, in relation to an Option, the restrictions (if any) determined by the Board that are required to be satisfied before a Share acquired as a result of the exercise of the Option by the Participant can be sold, transferred or otherwise dealt with by a Participant.

Eligible Employee means any:

(a)	person who is employed (part time of full time) or engaged by the Group;

(b)	director (whether executive or non-executive) or an executive or any member of the Group who is a senior manager for the purposes of section 708(12) of the Corporations Act;

(c)	a casual employee or contractor of any member of the Group to the extent permitted by ASIC Class Order 14/1000 (as amended or replaced);

(d)	any other person determined by the Board to be an Eligible Employee for the purposes of the Plan.

who is declared by the Board to be eligible to receive grants of Options under the Plan.

Exercise Period means, in relation to an Option, the period in which the Option may be exercised specified by the Board under rule 3.2, subject to any variation under rules 5.4 and 1.

Exercise Price means the amount that is specified by the Board under rule 3.2, subject to any adjustment under rule 1.1.

Forfeiture Conditions means, in relation to an Option, the conditions (if any) determined by the Board that will result in the Option lapsing if satisfied.

Group means the Company and each Associated Body Corporate of the Company and, for clarity, includes any interposed or subsequently established holding company of the Company.

Liquidation means the passing of a resolution for voluntary winding up, or the making of an order for the compulsory winding up of the Company.

Listing Rules means the listing rules (as defined in the Corporations Act) made or adopted by the ASX.

Option means a right to subscribe for or acquire a Share, subject to any adjustment under rule 1.1.

Participant means an Eligible Employee who has been invited to participate in the Plan and any other person who is nominated by that Eligible Employee under rule 3.3 and who is determined by the Board to be a Participant for the purposes of the Plan.

Plan means the Avita Medical Limited Employee Share Option Plan established and operated in accordance with these rules.

Relevant Person has the meaning as provided in rule 5.2.

Share means a fully paid ordinary share in the capital of the Company.

Share Option Agreement means an agreement to be entered by the Eligible Employee and the Company pursuant to which the Board may specify provisions of this Plan which, under the Board’s discretion under this Plan, the Board has determined will or will not apply to the Particular Eligible Employee.

Special Conditions has the meaning as provided in rule 3.2(h).

Vesting Conditions means, in relation to an Option, the period of time, performance hurdles and other conditions (if any) determined by the Board that are required to be satisfied before the Option can be exercised.

Vested Option means an Option in respect of which all Vesting Conditions have been met or which are otherwise exercisable (including as contemplated by rule 5.4).

17.2	Interpretation

In these rules, unless the context otherwise requires:

(a)	a reference to any thing (including an amount or a provision of this document) is a reference to the whole and each part of it;

(b)	the singular includes the plural, and vice versa;

(c)	the word ‘person’ includes an individual, a body corporate, a firm, an unincorporated body, a society, an association and an authority;

(d)	a reference to a particular person includes their legal personal representatives, administrators, successors, substitutes and permitted assigns;

(e)	a reference to ‘costs’ includes charges, expenses and legal costs;

(f)	a reference to a “rule” or “these rules” is to the rule or these rules (as the case may be) as amended or replaced;

(g)	a reference to the Constitution includes a reference to any provision having substantially the same effect which is substituted for or replaces the Constitution;

(h)

where a Participant is a director of any member of the Group, but is not also an employee of any member of the Group, a reference to the employment with any member of the Group of that Participant is a reference to that Participant holding office as a director of any member of the Group;

(i)

where a Participant is a person nominated by an Eligible Employee, a reference to the employment with any member of the Group of that Participant is a reference to the employment with any member of the Group of that Eligible Employee;

(j)

a Participant does not cease to be employed by any member of the Group where the Participant ceases to be employed by one member of the Group but commences employment with another member of the Group provided that the new employment commences within 60 days from the date of termination or such other period as the Board may determine by notice in writing;

(k)	a reference to ‘law’ means statute law, common law and equitable principles;

(l)	a reference to a particular law includes that law and any subordinate legislation (such as regulations) under it, in each case as amended, replaced, re-enacted or consolidated;

(m)	a reference to an accounting term is to that term as it is used in the Accounting Standards;

(n)	a reference to ‘dollars’, ‘$‘ or ‘A$’ is to the lawful currency of Australia;

(o)	a time means that time in Melbourne, Australia;

(p)	a reference to a day or a month means a calendar day or calendar month;

(q)	if a period of time starts from a given day (or event), it is to be calculated exclusive of that day (or the day the event occurs);

(r)	the masculine includes the feminine, and vice versa;

(s)	the meaning of any general language is not restricted by any accompanying example and the words ‘includes’, ‘including’ ‘such as’ or ‘for example’ (or similar phrases) are not words of limitation; and

(t)	headings in this document are for convenience only and do not affect its meaning.

If (but for this rule) a provision of this document would be illegal, void or unenforceable or contravene the law, this document is to be interpreted as if the provision was omitted.